Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Neil Berkman, Investor Relations, 310-477-3118, nberkman@berkmanassociates.com
Larry Gerdes, Chief Executive Officer, 678-808-0600, larry.gerdes@trcr.com
Lance Cornell, Chief Financial Officer, 678-808-0600, lance.cornell@trcr.com

November 7, 2011
(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS 41% REVENUE GROWTH AND STRONG SALES FOR THE THIRD QUARTER OF 2011

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of clinical documentation solutions to the U.S. healthcare market, today announced its unaudited financial results for the third quarter ended September 30, 2011.

Third Quarter Results

Transcend's non-GAAP diluted earnings per share increased to $0.33 for the third quarter of 2011 compared to GAAP diluted earnings per share of $.24 for the third quarter of 2010. The non-GAAP results exclude $449,000 of expenses for three unusual items:

•	transition costs (supplemental compensation) for newly outsourced transcriptionists related to one hospital system contract of $236,000;

•	restructuring costs in India of $110,000; and

•	transaction costs related to the acquisition of Salar, Inc. of $103,000.

Including these three unusual expenses, GAAP diluted earnings per share was $0.30 for the third quarter of 2011.

Revenue for the third quarter of 2011 increased $9,286,000 or 41% to $32,202,000 compared to $22,916,000 for the third quarter of 2010, including $7,625,000 of incremental revenue contributed by the Heartland (10/21/10), DTS (4/30/11) and Salar (7/31/11) acquisitions. Excluding the impact of these three acquisitions, revenue increased 7%.

Gross profit for the third quarter of 2011 increased 44% to $12,455,000, or 39% of revenue compared to $8,671,000, or 38% of revenue, for the third quarter of 2010. Excluding the $346,000 of India restructuring costs and onboarding costs described above, non-GAAP gross profit was $12,801,000 or 40% of revenue in the third quarter of 2011.

Operating income for the third quarter of 2011 increased 27% to $5,436,000, or 17% of revenue, compared to $4,270,000, or 19% of revenue, for the third quarter of 2010. Excluding the three unusual expenses mentioned above, non-GAAP operating income increased 38% to $5,885,000 or 18% of revenue for the third quarter of 2011 compared to the same quarter of last year.

The impact of changes in foreign currency exchange rates was $379,000 included in net other expense during the quarter, or approximately $(0.02) per diluted share. This was approximately offset by a lower effective income tax rate for the third quarter of 2011 of 34% compared to 38% in the third quarter of 2010. The decrease in the effective tax rate was due primarily to the favorable resolution of tax contingencies in India.

Net income for the third quarter of 2011 increased 28% to $3,347,000 compared to $2,615,000 for the third quarter of 2010. Excluding the three unusual expenses described above, non-GAAP net income for the third quarter of 2011 increased 38% to $3,621,000 compared to the third quarter of 2010.

As of September 30, 2011, the Company had $12,299,000 of cash, cash equivalents and short-term investments on hand, $22,222,000 of net working capital and no debt outstanding. The Company also has approximately $16.0 million of federal net operating loss carry-forwards available to offset future taxable income. During the third quarter of 2011, the Company acquired Salar, Inc. for $11,000,000. The Company also invested $1,502,000 in capital expenditures and capitalized software development costs during the third quarter, including $976,000 related to Transcend's new Encore transcription platform.

Table to Reconcile GAAP Results to Non-GAAP Results for the Quarter ended September 30, 2011
In Thousands, Except Per Share Amounts

	Non-GAAP Results	Salar Transaction Costs	India Restructuring Costs	Outsourcing Onboarding Costs	GAAP Results
Revenue	32,202	—	—	—	32,202
Gross Profit	12,801	—	(110)	(236)	12,455
Operating Income	5,885	(103)	(110)	(236)	5,436
Income before income taxes	5,554	(103)	(110)	(236)	5,105
Net income	3,621	(63)	(67)	(144)	3,347
Weighted avg. shares outstanding -diluted	11,110	11,110	11,110	11,110	11,110
Diluted earnings per share	0.326	(0.006)	(0.006)	(0.013)	0.301

Year-to-Date Results
For the nine months ended September 30, 2011, revenue increased 37% to $92,162,000 and gross profit increased 53% to $36,932,000. The gross profit margin increased to 40% of revenue compared to 36% of revenue for the same period in 2010. Operating income increased 88% to $17,655,000 for the nine months ended September 30, 2011. Net other expense was $279,000 for the nine months ended September 30, 2011, compared to $79,000 for the same period in 2010. The effective tax rate was 38% for the nine months ended September 30, 2011 compared to 39% for the same period last year. Net income increased 90% to $10,732,000 for the nine months ended September 30, 2011. Diluted earnings per share increased $0.45, to $0.97 for the nine months ended September 30, 2011, compared to $0.52 for the same period in 2010.

Operations Review and Outlook

Susan McGrogan, President and Chief Operating Officer, stated: “Our sales were strong in the third quarter. We sold new business that we expect to generate between $3.8 million and $4.7 million of annual revenue once fully implemented. This brings our year-to-date sales to between $11 and $14 million, which is a record pace for us. We are particularly excited to see a trend toward first-time outsourcing of hospitals' transcriptionists in our sales this year. Approximately 55% of the value of this year's sales came from first-time outsourcing, which is much higher than it has been in recent years. We had higher than normal attrition during the quarter, losing three customers that totaled roughly $3.0 million of annual revenue. About half of this amount was from one large Heartland customer that we knew was at risk when we acquired that business last year. These three customers contributed only $104,000 of revenue in the third quarter. While we always hate to see any attrition, some customer losses are inevitable. We are thankful that our sales for the last two quarters have been particularly strong, far surpassing customer attrition.”

Lance Cornell, Chief Financial Officer, added: “We were very pleased with our 39% gross profit margin for the quarter, especially given the large number of unusual items that occurred. As part of an ongoing effort to maximize efficiency, we restructured our operations in India, incurring $110,000 in non-recurring costs, primarily for severance. We successfully implemented a large outsourcing contract under which we hired over 50 transcriptionists from several hospitals, incurring $236,000 of incremental onboarding costs in the form of supplemental compensation to help ease the transition to Transcend. This supplemental compensation was in excess of what is normal in these situations and ceased on September 16th. We also had a full quarter of results from our DTS acquisition. Our acquisitions typically depress our overall margins for several quarters until we can convert some of the customers to our Encore platform, and DTS is no exception, although the impact to our overall gross profit margin was less than 1%. We edited 83% of our BeyondTXT and 90% of our Gemstar platform volume using speech recognition technology in the third quarter. We processed 37% of our work offshore in the third quarter, about the same as the second quarter and up from 19% in the third quarter of last year due to the Heartland acquisition.”

“We are excited about the potential of our recent acquisition of Salar,” continued Mr. Cornell. “The strong clinical documentation expertise of the Salar Group adds depth to our team. Several of our customers and prospects have already expressed interest in Salar's TeamNotesTM template-based clinical documentation solutions and TAP Charge CaptureTM solution. Salar had no impact on earnings for the quarter due to transaction costs. Going forward, we expect most Salar sales to take the form of subscriptions instead of perpetual licenses, which means the revenue and profitability will likely grow gradually as we layer in new recurring subscription revenue. Although it's a relatively small business today, we believe it is strategically important because it allows us to expand our offering to include three modes of clinical documentation: traditional outsourced transcription, a physician self-edit solution and now a template-based solution.”

Larry Gerdes, Chief Executive Officer, concluded: “This was an important transitional quarter for Transcend - one in which we incurred some additional costs to position ourselves for improved performance in the future. I applaud our management team for making the right decisions to foster long-term growth. As we look forward, our focus will remain first and foremost on providing excellent service to our customers. It's also important to us that Transcend be recognized as the best place to work in the industry, which we hope will be evidenced by customers continuing to trust us with the outsourcing of their transcriptionists. We will continue to strive for operational excellence by, among other things, continuing to improve efficiency in India, converting as much volume as possible to our EncoreTM transcription platform and controlling operating costs as we grow. I want to thank everyone at Transcend for their hard work and dedication to our customers.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on November 7, 2011 at 11:00am EST. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 20549222 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 20549222 from two hours after the completion time of the conference call until midnight on November 14, 2011.

About Transcend Services, Inc.

Transcend Services is a leading provider of clinical documentation solutions for healthcare organizations. Our high-quality transcription services - along with our physician self-edit and template solutions, data extraction and reporting tools - provide critical data needed to document patient encounters and help drive clinical decision making. We provide our clients with exceptional quality, turnaround time and service so that they can focus on what matters most - their patients.  For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of gross profit, operating income, income before income taxes, net income and diluted earnings per share in this earnings release and anticipates using some or all of these measures in the earnings conference call on November 7, 2011. These measures should not be considered in isolation or as a substitute for GAAP gross profit, operating income, income before income taxes, net income, diluted earnings per share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company's products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, customer attrition, the Company's position for growth, delays in the development of the Company's transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, resolution of uncertain tax positions, changes in tax laws, foreign currency exchange rates and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and

10-K that we file with the Securities Exchange Commission ("SEC") from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and rounded to the nearest thousand,
except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue	$32,202,000	$22,916,000	$92,162,000	$67,331,000
Direct costs	19,747,000	14,245,000	55,230,000	43,149,000
Gross profit	12,455,000	8,671,000	36,932,000	24,182,000
Operating expenses:
Sales and marketing	774,000	483,000	1,826,000	1,421,000
Research and development	1,221,000	498,000	3,127,000	1,332,000
General and administrative	3,614,000	2,686,000	10,689,000	8,016,000
Stock-based compensation	342,000	191,000	918,000	1,277,000
Acquisition-related costs	103,000	58,000	324,000	1,337,000
Depreciation and amortization	965,000	485,000	2,393,000	1,393,000
Total operating expenses	7,019,000	4,401,000	19,277,000	14,776,000
Operating income	5,436,000	4,270,000	17,655,000	9,406,000
Interest and other expenses, net	331,000	29,000	279,000	79,000
Income before income taxes	5,105,000	4,241,000	17,376,000	9,327,000
Income tax provision	1,758,000	1,626,000	6,644,000	3,665,000
Net income	$3,347,000	$2,615,000	$10,732,000	$5,662,000

Basic earnings per share:
Net earnings per share	$0.31	$0.25	$1.01	$0.54
Weighted average shares outstanding	10,676,000	10,487,000	10,642,000	10,486,000

Diluted earnings per share:
Net earnings per share	$0.30	$0.24	$0.97	$0.52
Weighted average shares outstanding	11,110,000	10,800,000	11,053,000	10,827,000

TRANSCEND SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(Rounded to the nearest thousand)

	September 30, 2011 (unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$10,398,000	$6,207,000
Short-term investments	1,901,000	20,454,000
Accounts receivable, net of allowance for doubtful accounts of $177,000 at September 30, 2011 and $124,000 at December 31, 2010	17,462,000	12,037,000
Deferred income tax, net	1,481,000	482,000
Prepaid income tax	—	—
Prepaid expenses and other current assets	925,000	688,000
Total current assets	32,167,000	39,868,000
Property and equipment, net	3,091,000	2,976,000
Capitalized software development costs, net	6,063,000	3,188,000
Intangible assets, net	59,088,000	35,301,000
Deferred income tax, net	1,503,000	470,000
Other assets	337,000	414,000
Total assets	$102,249,000	$82,217,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,014,000	$1,653,000
Accrued compensation expense	3,603,000	3,666,000
Promissory notes payable	—	67,000
Deferred income tax, net	—	—
Income tax payable	817,000	1,193,000
Other accrued liabilities	3,511,000	2,180,000
Total current liabilities	9,945,000	8,759,000
Long term liabilities:
Income tax contingencies	9,041,000	2,606,000
Other liabilities	573,000	689,000
Total long term liabilities	9,614,000	3,295,000
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at September 30, 2011 and December 31, 2010	-	-
Common stock, $0.05 par value; 30,000,000 shares authorized at September 30, 2011 and December 31, 2010; 10,685,000 and 10,566,000 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	534,000	528,000
Additional paid-in capital	65,157,000	63,368,000
Retained earnings	16,999,000	6,267,000
Total stockholders' equity	82,690,000	70,163,000
Total liabilities and stockholders' equity	$102,249,000	$82,217,000